EXHIBIT 10.66
2007 COMPENSATION INCENTIVE PLAN
VICE PRESIDENT, CARDIOLOGY SALES, NORTH AMERICA
     Your 2007 bonus compensation will consist of participation in the broader Management Incentive Program (MIP) per guidelines of Program, and the individualized incentive plan as described herein.
     The 2007 incentive will be based on the revenue and gross profit dollar of the cardiology sales channel for North America, as internally reported, for the year-ending December 31, 2007. The 2007 sales and gross profit targets have been established by the Company’s Senior Vice President, Sales and Marketing and approved by the CEO and board of directors.
     As the following tables indicate, at 90% of the both the sales and gross profit dollar targets you will be eligible for incentive pay of 5% of your base salary at 12/31/07 for each. At between 90% and 100% of the respective targets, the incentive pay percentage shall increase from 5% by an additional 1% for each additional 1% of achievement up to 15% for each target. If gross profit exceeds 100% of target, you will receive another 2% of your base salary for each percentage point by which gross profit exceeds target.

Current	% of
Base Salary	Target	Sales Bonus	Gross Profit Bonus
$215,000	90%	5% of Base Salary	5% of Base Salary
	91%	6% of Base Salary	6% of Base Salary
	92%	7% of Base Salary	7% of Base Salary
	93%	8% of Base Salary	8% of Base Salary
	94%	9% of Base Salary	9% of Base Salary
	95%	10% of Base Salary	10% of Base Salary
	96%	11% of Base Salary	11% of Base Salary
	97%	12% of Base Salary	12% of Base Salary
	98%	13% of Base Salary	13% of Base Salary
	99%	14% of Base Salary	14% of Base Salary
	100%	15% of Base Salary	15% of Base Salary
	101 +%		+2% for each 1% over 100%
     The total bonus, if any, will be paid no later than 30-days following the conclusion of the audit of the financial statements for the year ending December 31, 2007 and their filing with the SEC. The audited financial statements will be used to assure the reasonableness of the revenue amount used in computing the bonus. If the audit and filing with the SEC is not completed by March 31, 2008, the incentive, if any, will be paid during the following month in conjunction with the normal payroll practices.
     Separation of employment, by resignation or termination, prior to March 31, 2008 will result in the forfeiture of the sales incentive payment.
     The Incentive Plan is not intended to create any contractual rights or agreement between the employee and the Company, and as such does not modify, amend or supersede the “at will” nature of employment with the company. The Incentive Plan and the award of incentive pay is at the sole discretion of the board of directors, and the company reserves the right to modify, amend or cancel the Incentive Plan without notice.
     Please sign as acceptance and return one copy to Lynda Melugin, Director, Human Resources, and retain the other copy for your personal files.

Allan Criss	Darryl Lustig
Senior Vice President	Vice President, Cardiology Sales, North America
Sales, Marketing and Service, North America

Dated:	Dated: